Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Executive Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

New York, New York, November 1, 2017 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2017.

The following financial review discusses the results for the three and nine months ended September 30, 2017 and September 30, 2016.

Third Quarter 2017 and Year-to-Date Highlights

•	Recorded a net loss of $31.2 million for the third quarter of 2017
o	Basic and diluted loss per share of $0.90
o	Adjusted basic and diluted loss of $12.5 million or $0.36 per share, excluding $18.7 million non-cash impairment charge[1]
•	Established Singapore presence with the opening of a new office
o	Appointed Ivo Kempenaer as Vice President and Commercial Director, Head of Major Bulks

Financial Review: 2017 Third Quarter

The Company recorded a net loss for the third quarter of 2017 of $31.2 million, or $0.90 basic and diluted net loss per share. Comparatively, for the three months ended September 30, 2016, the Company recorded a net loss of $27.5 million, or $3.80 basic and diluted net loss per share.

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance.

John C. Wobensmith, Chief Executive Officer, commented, “Heightened demand for seaborne iron ore, coal and minor bulks, combined with marginal net fleet growth, led to an improvement in the rate environment during the third quarter. We expect supply and demand fundamentals to further come into balance as we continue to implement initiatives to strengthen Genco's commercial prospects. Following the steps taken earlier in the year to bolster our minor bulk operations, we recently established a Singapore presence and appointed an industry veteran to spearhead the employment of our major bulk fleet. Our success expanding our in-house commercial platform has enabled Genco to offer a full-scale logistics solution and has served to strengthen relationships with leading drybulk commodities producers and charterers around the world, positioning Genco to capitalize on a market recovery.”

The Company’s revenues increased to $51.2 million for the three months ended September 30, 2017, compared to $38.9 million for the three months ended September 30, 2016. The increase was primarily due to higher spot market rates achieved by the majority of the vessels in our fleet during the third quarter of 2017 versus the same period last year partially offset by the operation of fewer vessels during the third quarter of 2017 as compared to the third quarter of 2016.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $8,573 per day for the three months ended September 30, 2017 as compared to $5,779 for the three months ended September 30, 2016. The increase in TCE was primarily due to higher spot rates achieved by the majority of the vessels in our fleet during the third quarter of 2017 versus the third quarter of 2016. The drybulk freight market strengthened considerably during Q3 2017 as a result of record Chinese steel output which led to heightened demand for seaborne iron ore and coal cargoes. This increase in demand has been met with marginal net fleet growth so far in the second half of the year, leading to tighter tonnage availability across the sectors.

Total operating expenses were $74.9 million for the three months ended September 30, 2017 compared to $59.0 million for the three months ended September 30, 2016. During the three months ended September 30, 2017, an $18.7 million impairment loss was recorded as the Company determined that the sum of the estimated undiscounted future cash flows for each of Genco’s five 1999-built vessels that it decided to dispose of at a time and on terms to be determined would not exceed the carrying value of these vessels. Vessel operating expenses declined to $25.1 million for the three months ended September 30, 2017 compared to $28.5 million for the three months ended September 30, 2016. This decrease was primarily due to the operation of fewer vessels during the third quarter of 2017 as compared to the same period of the prior year. General and administrative expenses were $5.9 million for the third quarter of 2017 compared to $7.9 million for the third quarter of 2016, primarily due to a decrease in nonvested stock amortization expense. Included in general and administrative expenses is nonvested stock amortization expense of $1.3 million and $3.6 million for the third quarter of 2017 and 2016, respectively. Depreciation and amortization expenses decreased to $17.8 million for the three months ended September 30, 2017 from $18.1 million for the three months ended September 30, 2016, primarily due to the revaluation of our 1999-built vessels to their respective fair values during the third quarter of 2017.

Daily vessel operating expenses, or DVOE, increased to $4,553 per vessel per day for the third quarter of 2017 compared to $4,483 per vessel per day for the same quarter of 2016, predominantly due to the timing of drydocking related expenses and purchases of stores and spare parts partially offset by lower crew costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. For the nine months ended September 30, 2017, our DVOE decreased to $4,427 from $4,523 for same period of 2016. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2017 is $4,440 per vessel per day on a weighted average basis for the entire year for the core fleet of 60 vessels.

Apostolos Zafolias, Chief Financial Officer, commented, “Maintaining a strong balance sheet remains a priority for Genco and provides us with the appropriate foundation to capitalize on a market recovery. We increased our cash position to $185 million at the end of the third quarter, highlighting an improving rate environment and Genco's leading drybulk platform. As the market continues to come into balance, we expect that our low breakeven levels and strong operating platform will continue to benefit the Company.”

Financial Review: Nine Months 2017

The Company recorded a net loss of $61.3 million or $1.80 basic and diluted net loss per share for the nine months ended September 30, 2017. This compares to a net loss of $192.7 million or $26.65 basic and diluted net loss per share for the nine months ended September 30, 2016. Net loss for the nine months ended September 30, 2017 and 2016, includes non-cash vessel impairment charges of $22.0 million and $69.3 million, respectively. Net loss for the nine months ended September 30, 2017 also includes the gain on sale of vessels in the amount of $7.7 million due to the sale of five vessels during the period. Revenues increased to $134.8 million for the nine months ended September 30, 2017 compared to $91.7 million for the nine months ended September 30, 2016 due to higher spot market rates achieved by the majority of our vessels partially offset by the operation of fewer vessels. TCE rates obtained by the Company increased to $7,829 per day for the nine months ended September 30, 2017 from $4,341 per day for the nine months ended September 30, 2016, due to higher rates achieved by the majority of the vessels in our fleet. Total operating expenses for the nine months ended September 30, 2017 and 2016 were $174.4 million and $259.5 million, respectively. Adjusted total operating expenses, which excludes a non-cash vessel impairment charge of $22.0 million relating to the revaluation of Genco’s 1999-built vessels and the Genco Surprise to their respective fair values and the gain on sale of vessels of $7.7 million, were $160.1 million for the nine months ended September 30, 2017. This compares to adjusted total operating expenses, which excludes non-cash vessel impairment charges totaling $69.3 million relating to the revaluation of ten vessels to their estimated net realizable value, of $190.3 million for the nine months ended September 30, 2016. We believe the presentation of the adjusted amounts above is useful to investors in understanding our current performance and financial condition, as it excludes items that may not be indicative of our core operating results. General and administrative expenses for the nine months ended September 30, 2017 decreased to $16.6 million as compared to $30.1 million for same period of 2016, primarily due to a decrease in nonvested stock amortization expense. Daily vessel operating expenses per vessel were $4,427 versus $4,523 in the comparative periods predominantly due to lower expenses related to crewing and insurance partially offset by higher drydocking related expenses.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2017 was $4.4 million as compared to net cash used in operating activities for the nine months ended September 30, 2016 of $45.9 million. Included in the net loss during the nine months ended September 30, 2017 and 2016 are $22.0 million and $72.0 million of non-cash impairment charges, respectively. Also included in the net loss during the nine months ended September 30, 2017 and 2016 are $3.5 million and $14.5 million, respectively, of non-cash amortization of nonvested stock compensation related to the Company’s equity incentive plans. There was also a gain on sale of vessels in the amount of $7.7 million due to the sale of five vessels and paid in kind interest of $4.6 million related to the $400 Million Credit Facility during the nine months ended September 30, 2017. Depreciation and amortization expense for the nine months ended September 30, 2017 decreased by $4.0 million primarily due to the operation of fewer vessels during the nine months ended September 30, 2017 as well as the revaluation of ten of our vessels to their estimated net realizable value during the first half of 2016. Additionally, the fluctuation in prepaid expenses and other current assets decreased by $11.1 million due to the timing of prepaid payments made, a portion of which includes the hull and machinery insurance claims for repairs of the Genco Tiger and Baltic Lion. Lastly, there was a $5.7 million increase in deferred drydocking costs incurred because there were more vessels that completed drydocking during the nine months ended September 30, 2017 as compared to the same period during 2016. This was offset by an increase in the fluctuation in accounts payable and accrued expenses of $6.2 million due to the timing payments.

Net cash provided by investing activities was $18.1 million during the nine months ended September 30, 2017 as compared to $5.1 million during the nine months ended September 30, 2016. The increase is primarily due to a $13.6 million increase in the proceeds from the sale of five vessels during the nine months ended September 30, 2017 as compared to the scrapping of one vessel during the nine months ended September 30, 2016. Additionally, there was a $3.1 million decrease in deposits of restricted cash during the nine months ended September 30, 2017 primarily as a result of the release of restricted cash for required capital expenditures for our vessels. These increases were partially offset by a decrease of $3.9 million for the proceeds from the sale of available-for-sale securities for the nine months ended September 30, 2016.

Net cash used in financing activities was $3.5 million and $40.3 million during the nine months ended September 30, 2017 and 2016, respectively. Net cash used in financing activities of $3.5 million for the nine months ended September 30, 2017 consisted primarily of the following:  $1.1 million payment of Series A Preferred Stock issuance costs; $2.1 million repayment of debt under the 2014 Term Loan Facilities; and $0.3 million repayment of debt under the $400 Million Credit Facility. Net cash used in financing activities of $40.3 million for the nine months ended September 30, 2016 consisted primarily of the following: $15.2 million repayment of debt under the $253 Million Term Loan Facility, $9.0 million repayment of debt under the $148 Million Credit Facility, $5.8 million repayment of debt under the $100 Million Term Loan Facility, $4.9 million repayment of debt under the 2015 Revolving Credit Facility, $2.1 million repayment of debt under the $44 Million Term Loan Facility, $2.1 million repayment of debt under the 2014 Term Loan Facilities; and $1.1 million repayment of debt under the $22 Million Term Loan Facility. On November 15, 2016, the $400 Million Credit Facility refinanced the following six credit facilities: the $253 Million Term Loan Facility, the $148 Million Credit Facility, the $100 Million Term Loan Facility, the 2015 Revolving Credit Facility, the $44 Million Term Loan Facility and the $22 Million Term Loan Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of November 1, 2017, our fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Four of our vessels completed drydocking during the third quarter of 2017. We currently expect one of our Capesize vessels to be drydocked during the fourth quarter of 2017.

We estimate our capital expenditures related to drydocking for our fleet through 2017 to be:

	Q4 2017	2018
Estimated Costs (1)	$0.9 million	$3.4 million
Estimated Offhire Days (2)	20	80

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses or potential costs associated with the installation of ballast water treatment systems.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Four of our vessels completed drydocking during the third quarter of 2017. The offhire days recorded for these vessels during the third quarter of 2017 due to scheduled drydocking amounted to 98.1 days. Capitalized costs associated with drydocking incurred during the third quarter of 2017 were approximately $2.4 million.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$51,161	$37,871	$134,780	$89,461
Service revenues	-	1,016	-	2,240
Total revenues	51,161	38,887	134,780	91,701

Operating expenses:
Voyage expenses	5,550	2,262	9,743	9,232
Vessel operating expenses	25,131	28,460	73,867	86,125
General and administrative expenses (inclusive of nonvested stock amortization expense of $1.3 million, $3.6 million, $3.5 million and $14.5 million respectively)	5,889	7,943	16,550	30,101
Technical management fees	1,883	2,210	5,735	6,760
Depreciation and amortization	17,836	18,127	54,194	58,152
Other operating income	-	-	-	(182)
Impairment of vessel assets	18,654	-	21,993	69,278
(Gain) loss on sale of vessels	-	-	(7,712)	77
Total operating expenses	74,943	59,002	174,370	259,543

Operating loss	(23,782)	(20,115)	(39,590)	(167,842)

Other (expense) income:
Impairment of investment	-	-	-	(2,696)
Other (expense) income	(37)	125	(152)	(49)
Interest income	494	49	1,006	143
Interest expense	(7,857)	(7,073)	(22,559)	(21,199)
Other expense	(7,400)	(6,899)	(21,705)	(23,801)

Loss before reorganization items, net	(31,182)	(27,014)	(61,295)	(191,643)
Reorganization items, net	-	(83)	-	(243)

Loss before income taxes	(31,182)	(27,097)	(61,295)	(191,886)
Income tax expense	-	(417)	-	(766)

Net loss	$(31,182)	$(27,514)	$(61,295)	$(192,652)

Net loss per share - basic	$(0.90)	$(3.80)	$(1.80)	$(26.65)

Net loss per share - diluted	$(0.90)	$(3.80)	$(1.80)	$(26.65)

Weighted average common shares outstanding - basic	34,469,998	7,245,268	34,135,736	7,228,660

Weighted average common shares outstanding - diluted	34,469,998	7,245,268	34,135,736	7,228,660

	September 30, 2017	December 31, 2016
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$185,105	$169,068
Current assets	194,583	172,605
Total assets	1,516,483	1,568,960
Current liabilities (excluding current portion of long-term debt)	25,163	24,373
Current portion of long-term debt	12,076	4,576
Long-term debt (net of $9.6 million and $11.4 million of unamortized debt issuance costs at September 30, 2017 and December 31, 2016, respectively)	504,896	508,444
Shareholders' equity	971,940	1,029,699

	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(unaudited)
Net cash provided by (used in) operating activities	$4,439	$(45,907)
Net cash provided by investing activities	18,137	5,119
Net cash used in financing activities	(3,465)	(40,258)

	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(31,182)	$(27,514)	$(61,295)	$(192,652)
+ Net interest expense	7,363	7,024	21,553	21,056
+ Income tax expense	-	417	-	766
+ Depreciation and amortization	17,836	18,127	54,194	58,152
EBITDA(1)	$(5,983)	$(1,946)	$14,452	$(112,678)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	60	69	60	69
Average number of vessels (2)	60.0	69.0	61.1	69.5
Total ownership days for fleet (3)	5,520	6,348	16,687	19,044
Total available days for fleet (4)	5,320	6,161	15,970	18,482
Total operating days for fleet (5)	5,206	6,123	15,611	18,293
Fleet utilization (6)	97.9%	99.4%	97.8%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$8,573	$5,779	$7,829	$4,341
Daily vessel operating expenses per vessel (8)	4,553	4,483	4,427	4,523

1)
EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

5)
We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

6)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

7)
We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

8)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 1, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Our current fleet contains 15 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 1, 2017, the average age of our current fleet was 9.6 years.

The following table reflects the employment of Genco’s fleet as of November 1, 2017:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Services S.A.	February 2018	106% of BCI
Genco Tiberius	2007	Jiangsu Steamship Pte. Ltd.	November 2017	$18,100
Genco London	2007	Swissmarine Services S.A.	May 2018	98% of BCI
Genco Titus	2007	Louis Dreyfus Company Freight Asia Pte. Ltd.	Oct. 2017/Feb. 2018	$12,000/ $17,750(3)
Genco Constantine	2008	Oldendorff GMBH & Co.	Oct./Nov. 2017	$18,500/ $21,750(4)
Genco Hadrian	2008	Swissmarine Services S.A./ Pacific Bulk Cape Company Ltd.	Oct. 2017/Jan. 2018	98.5% of BCI/ $16,600(5)
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	January 2018	88% of BCI
Genco Maximus	2009	Oldendorff GMBH & Co.	Oct./Nov. 2017	$14,750/ $14,750(6)
Genco Claudius	2010	Louis Dreyfus Company Freight Asia Pte. Ltd.	December 2017	$13,000
Genco Tiger	2011	Uniper Global Commodities SE.	December 2017	$10,750
Baltic Lion	2012	Koch Shipping Pte. Ltd.	December 2017	$15,300
Baltic Bear	2010	Trafigura Maritime Logistics Pte. Ltd.	December 2017	$10,750(7)
Baltic Wolf	2010	Cargill International S.A.	February 2018	$15,350

Panamax Vessels
Genco Beauty	1999	Swissmarine Asia Pte. Ltd.	December 2017	$9,000(8)
Genco Knight	1999	Raffles Shipping International Pte. Ltd.	November 2017	$12,000(9)
Genco Vigour	1999	Trafigura Maritime Logistics Pte. Ltd.	November 2017	$9,750(10)
Genco Surprise	1998	Swissmarine Asia Pte., Ltd.	December 2017	$8,000(11)
Genco Raptor	2007	Golden Ocean Trading Ltd. Bermuda/Aquavita International S.A.	Oct. 2017/Feb. 2018	$9,650/ $12,300(12)
Genco Thunder	2007	Raffles Shipping International Pte. Ltd.	October 2017	$10,500(13)

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	June 2018	113.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	July 2018	$11,000
Baltic Scorpion	2015	SK Shipping Co., Ltd./Mosaic Global Sales	Oct. 2017/Jan. 2018	$8,500/Voyage
Baltic Mantis	2015	Gavilon Grain LLC	November 2017	Voyage(14)

Supramax Vessels
Genco Predator	2005	D/S Norden A/S	November 2017	$10,250(15)
Genco Warrior	2005	Americas Bulk Transport (BVI) Ltd./Ultrabulk A/S	Oct./Nov. 2017	$10,750/ $12,000(16)
Genco Hunter	2007	Daewoo Logistics Corp.	November 2017	$3,500(17)
Genco Cavalier	2007	Bulkhandling Handymax A/S/Transwind Shipping Co., Ltd.	Oct./Nov. 2017	Spot Pool/$10,500
Genco Lorraine	2009	Bulkhandling Handymax A/S	November 2017	Spot Pool
Genco Loire	2009	Bulkhandling Handymax A/S/ Medi Supra Pool Management Ltd./ BaltNav A/S	Oct./Nov./Nov. 2017	Spot Pool/$13,500/ $8,000(18)
Genco Aquitaine	2009	ADMIntermare/S. Norton & Co. Ltd.	Oct./Nov. 2017	$16,000/ $20,000(19)
Genco Ardennes	2009	Norvic Shipping International Ltd./Clipper Bulk Shipping Ltd.	Oct./Nov. 2017	$14,000/ $7,000(20)
Genco Auvergne	2009	Western Bulk Pte. Ltd., Singapore/International Materials Inc.	Oct./Nov. 2017	$9,350/ Voyage(21)
Genco Bourgogne	2010	Phoenix Global DMCC	November 2017	Voyage
Genco Brittany	2010	Trafigura Maritime Logistics Pte. Ltd.	November 2017	$15,000(22)
Genco Languedoc	2010	Oldendorff Carriers GMBH & Co.	November 2017	$7,900(23)
Genco Normandy	2007	Bulkhandling Handymax A/S/ SK Shipping Co., Ltd.	Oct./Dec. 2017	Spot Pool/ $5,000(24)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	November 2017	$9,000(25)
Genco Provence	2004	HC Trading Malta Ltd.	November 2017	Voyage(26)
Genco Pyrenees	2010	Kawasaki Kisen Kaisha Ltd./ Western Bulk Pte. Ltd./ Western Bulk Pte. Ltd.	Oct./Nov. 2017/ Mar. 2018	$17,600/ $13,000/ $16,500(27)
Genco Rhone	2011	Camden Iron and Metal/Ameropa S.A. Lausanne	Oct./Nov. 2017	Voyage/ Voyage(28)
Baltic Leopard	2009	Bulkhandling Handymax A/S	November 2017	Spot Pool
Baltic Panther	2009	Bulkhandling Handymax A/S	November 2017	Spot Pool
Baltic Jaguar	2009	Bunge Latin America LLC/Sims Group Global Trade Corp.	Oct./Nov. 2017	$11,000/ Voyage(29)
Baltic Cougar	2009	Bulkhandling Handymax A/S/ Nordic Bulk Carriers A/S	Oct. 2017/Jan. 2018	Spot Pool/$10,500

Handymax Vessels
Genco Muse	2001	Centurion Bulk Pte. Ltd. Singapore	November 2017	$8,500(30)

Handysize Vessels
Genco Progress	1999	Sun United Maritime Ltd.	November 2017	$6,000(31)
Genco Explorer	1999	Daiichi Chuo Kisen Kaisha/ ADMIntermare/ ADMIntermare	Oct./Nov./Nov. 2017	$4,000/ Voyage/ Voyage(32)
Baltic Hare	2009	NYK Bulk & Projects Carriers Ltd./Norden Shipping (Singapore) Pte. Ltd.	Oct./Nov. 2017	$8,300/$5,000(33)
Baltic Fox	2010	Clipper Logger Pool	November 2017	Spot Pool
Genco Charger	2005	Agriculture & Energy Carriers Ltd.	November 2017	$4,000(34)
Genco Challenger	2003	Mitsui OSK Lines, Ltd.	November 2017	$7,000(35)
Genco Champion	2006	Clipper Logger Pool/Cargill Ocean Transportation, Singapore Pte. Ltd.	Oct./Nov. 2017	Spot Pool/ $7,250(36)
Baltic Wind	2009	Ultrabulk Parcel Service A/S	November 2017	$7,500(37)
Baltic Cove	2010	Clipper Bulk Shipping Ltd./MUR Shipping B.V.	Nov./Nov. 2017	$5,750/ $10,000(38)
Baltic Breeze	2010	ADMIntermare/CAI Trading LLC	Oct./Nov. 2017	Voyage/ Voyage(39)
Genco Ocean	2010	Empremar S.A./Cargill International S.A.	Oct./Nov. 2017	$8,500/ $8,000(40)
Genco Bay	2010	Pacific Basin Handysize Ltd./Bulk Atlantic Inc.	Oct./Nov. 2017	$9,500/ $12,000(41)
Genco Avra	2011	Sims Group Global Trade Corp./ NYK Bulk & Projects Carriers Ltd.	Oct./Nov. 2017	Voyage/ 10,500(42)
Genco Mare	2011	Pioneer Navigation Ltd.	November 2017	103.5% of BHSI
Genco Spirit	2011	Norvic Shipping International Ltd./BBC Chartering Carriers GMBH & Co. KG	Oct./Dec. 2017	$5,250/ $12,500(43)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of certain contracts, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3)
We have agreed to an extension with Louis Dreyfus Company Freight Asia Pte. Ltd. on a time charter for 3.5 to 6 months at a rate of $17,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on October 21, 2017.

(4)
We have agreed to an extension with Oldendorff GMBH & Co. on a time charter for approximately 35 days at a rate of $21,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on October 20, 2017.

(5)
We have reached an agreement with Pacific Bulk Cape Company Ltd. on a time charter for 3.5 to 6.5 months at a rate of $16,600 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 4, 2017.

(6)
We have agreed to an extension with Oldendorff GMBH & Co. on a time charter for approximately 35 days at a rate of $14,750 per day Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on October 6, 2017.

(7)
We have reached an agreement with Trafigura Maritime Logistics Pte. Ltd. on a time charter for 3.5 to 7.5 months at a rate of $10,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on July 12, 2017.

(8)
We have reached an agreement with Swissmarine Asia Pte. Ltd. on a time charter for 3.5 to 6.5 months at a rate of $9,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on August 4, 2017 after completion of drydocking for scheduled maintenance. The vessel had redelivered to Genco on June 29, 2017.

(9)
We have reached an agreement with Raffles Shipping International Pte. Ltd. on a time charter for approximately 75 days at a rate of $12,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 1, 2017 after repositioning. The vessel had redelivered to Genco on August 26, 2017.

(10)
We have reached an agreement with Trafigura Maritime Logistics Pte. Ltd. on a time charter for approximately 25 days at a rate of $9,750 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 4, 2017 after repositioning. A ballast bonus was awarded after the repositioning period. The vessel redelivered to Genco on September 4, 2017.

(11)
We have reached an agreement with Swissmarine Asia Pte., Ltd. on a time charter for 3.5 to 8.5 months at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on June 18, 2017.

(12)
We have reached an agreement with Aquavita International S.A. on a time charter for 4 to 6.5 months at a rate of $12,300 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 8, 2017.

(13)	The vessel redelivered to Genco on October 31, 2017 and is currently awaiting next employment.
(14)	We have reached an agreement with Gavilon Grain LLC for one voyage for approximately 90 days.

(15)
We have reached an agreement with D/S Norden A/S on a time charter for approximately 45 days at a rate of $10,250 per day. If the duration of the time charter exceeds 47 days, the hire rate will be $12,500 thereafter. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 22, 2017 after repositioning. The vessel redelivered to Genco on September 16, 2017.

(16)
We have reached an agreement with Ultrabulk A/S on a time charter for approximately 50 days at a rate of $12,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 1, 2017.

(17)
We have reached an agreement with Daewoo Logistics Corp. on a time charter for approximately 60 days at a rate of $3,500 per day. If the duration of the time charter exceeds 66 days, the hire rate will be $10,000 per day thereafter. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 11, 2017 after completion of drydocking for scheduled maintenance. The vessel had redelivered to Genco on August 18, 2017.

(18)
We have reached an agreement with BaltNav A/S on a time charter for approximately 20 days at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on November 1, 2017.

(19)
We have reached an agreement with S. Norton & Co. Ltd. on a time charter for approximately 20 days at a rate of $20,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 18, 2017.

(20)
We have reached an agreement with Clipper Bulk Shipping Ltd. on a time charter for approximately 35 days at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 17, 2017.

(21)	We have reached an agreement with International Materials Inc. for one voyage for approximately 50 days.
(22)
We have reached an agreement with Trafigura Maritime Logistics Pte. Ltd. on a time charter for approximately 50 days at a rate of $15,000. Hire is paid every 15 days in advance less a 5.00% third-party broker commission. The vessel delivered to charterers on September 18, 2017.

(23)
We have reached an agreement with Oldendorff Carriers GMBH & Co. on a time charter for 3 to 5.5 months at a rate of $7,900 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on June 21, 2017.

(24)
We have reached an agreement with SK Shipping Co., Ltd. on a time charter for approximately 65 days at a rate of $5,000 per day. If the duration of the time charter exceeds 67 days, the hire rate will be $11,000 per day thereafter. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 24, 2017.

(25)
We have agreed to an extension with Centurion Bulk Pte. Ltd., Singapore on a time charter at a rate of $9,000 per day. The minimum and maximum expiration dates of the time charter are October 1, 2017 and December 1, 2017, respectively. Hire is paid every 15 days in advance less a 5.00% third-party broker age commission.

(26)	We have reached an agreement with HC Trading Malta Ltd. for one voyage for approximately 25 days.
(27)
We have reached an agreement with Western Bulk Pte. Ltd. on a time charter for 3.5 to 6.5 months at a rate of $16,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about November 15, 2017.

(28)	We have reached an agreement with Ameropa S.A. Lausanne for one voyage for approximately 45 days.
(29)	We have reached an agreement with Sims Group Global Trade Corp. for one voyage for approximately 45 days.
(30)
We have agreed to an extension with Centurion Bulk Pte. Ltd. Singapore on a time charter for 2.5 to 5.5 months at a rate of $8,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on July 4, 2017.

(31)
We have reached an agreement with Sun United Maritime Ltd. on a time charter for approximately 65 days at a rate of $6,000 per day. If the time charter extends beyond 65 days, the hire rate will be $7,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on August 17, 2017.

(32)	We have reached an agreement with ADMIntermare for one voyage for approximately 20 days.
(33)
We have reached an agreement with Norden Shipping (Singapore) Pte. Ltd. on a time charter for approximately 40 days at a rate of $5,000 per day. If the time charter extends beyond 50 days, the hire rate will be $10,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 21, 2017 after repositioning. The vessel had redelivered to Genco on October 13, 2017.

(34)
We have reached an agreement with Agriculture & Energy Carriers Ltd. on a time charter for approximately 65 days at a rate of $4,000 per day. If the time charter exceeds 67 days then the hire rate will be $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on August 27, 2017.

(35)
We have reached an agreement with Mitsui OSK Lines, Ltd. on a time charter for approximately 60 days at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on August 26, 2017 after repositioning. The vessel redelivered to Genco on August 22, 2017.

(36)
We have reached an agreement with Cargill Ocean Transportation, Singapore Pte. Ltd. on a time charter for approximately 20 days at a rate of $7,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 5, 2017.

(37)
We have reached an agreement with Ultrabulk Parcel Service A/S on a time charter for approximately 55 days at a rate of $7,500 per day for the first 45 days and $9,250 per thereafter. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 17, 2017.

(38)
We have reached an agreement with MUR Shipping B.V. on a time charter for approximately 25 days at a rate of $10,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterer on or about November 4, 2017.

(39)	We have reached an agreement with CAI Trading LLC for one voyage for approximately 30 days.
(40)
We have reached an agreement with Cargill International S.A. on a time charter for approximately 40 days at a rate of $8,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 5, 2017.

(41)
We have reached an agreement with Bulk Atlantic Inc. on a time charter for approximately 35 days at a rate of $12,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 16, 2017.

(42)
We have reached an agreement with NYK Bulk & Projects Carriers Ltd. on a time charter for approximately 15 days at a rate of $10,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party broker commission. The vessel delivered to charterers on October 14, 2017.

(43)
We have reached an agreement with BBC Chartering Carriers GMBH & Co. KG on a time charter for approximately 45 days at a rate of $12,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 21, 2017.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of November 1, 2017, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, six Panamax, four Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,688,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, November 2, 2017 at 8:30 a.m. Eastern Time to discuss its 2017 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (323) 794-2551 or (800) 239-9838 and enter passcode 8299019. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 8299019. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or further declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.